                                                                    EXHIBIT 4(a)

                      MERRILL LYNCH LIFE INSURANCE COMPANY

                       Home Office: Little Rock, Arkansas
                         Service Center: P.O. Box 44222
                        Jacksonville, Florida 32231-4222

MERRILL LYNCH LIFE INSURANCE COMPANY will make periodic annuity payments for the life of the Annuitant or as otherwise provided in this Contract. Payments will be made to the Owner starting on the Annuity Date.

This is a legal Contract between you and us. PLEASE READ THE CONTRACT CAREFULLY.

EXCEPT FOR FIXED ANNUITY PAYMENTS, VALUES PROVIDED BY THIS CONTRACT ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED-DOLLAR AMOUNT.

TEN DAY RIGHT TO REVIEW CONTRACT: You may cancel this Contract within ten days after you receive it. Simply return or mail it to us or your Financial Advisor. We will refund the greater of the Contract Value or all of your Premiums.


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                                TABLE OF CONTENTS

SECTION                                                                    PAGE
Definitions .................................................................2
Contract Schedule ...........................................................3
 1.  General Provisions .....................................................4
 2.  Premiums ...............................................................6
 3.  The Separate Account ...................................................6
 4.  Charges, Deductions and Credits ........................................7
 5.  Transfers ..............................................................8
 6.  Withdrawals ............................................................8
 7.  Payment at Death .......................................................9
 8.  Annuity Provisions ....................................................10
 9.  Annuity Options .......................................................10
10.  Annuity Option Tables .................................................12

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     Merrill Lynch Life Insurance Company is a stock life insurance company.



    /s/ Nikos K. Kardassis                            /s/ Lori M Salva
           President                                      Secretary

                      Individual Variable Annuity Contract
                      Flexible Premiums - Nonparticipating

                                   DEFINITIONS

1. ACCUMULATION UNIT: A unit of measure used to compute the value of your interest in a subaccount of the Separate Account prior to the Annuity Date.

2. ANNUITANT: Annuity payments may depend upon the continuation of a person's life. That person is called the Annuitant.

3.   ANNUITY DATE: The date on which annuity payments are scheduled to begin.

4. ATTAINED AGE: The age of a person on the Contract Date plus the number of full contract years since the Contract Date.

5. BENEFICIARY: The person(s) designated by you to receive payment upon the death of an Owner prior to the Annuity Date.

6. COMPANY: Merrill Lynch Life Insurance Company. Also referred to as "we" or "us."

7.   CONTRACT ANNIVERSARY: The yearly anniversary of the Contract Date.

8. CONTRACT DATE: The effective date of the Contract as shown on the Contract Schedule. This is usually the business day we receive your initial premium at our Service Center.

9.   CONTRACT VALUE: The value of your interest in the Separate Account.

10. CONTRACT YEAR: The period from the Contract Date to the first Contract Anniversary, and thereafter, the period from one Contract Anniversary to the next Contract Anniversary.

11. DUE PROOF OF DEATH: A certified copy of the death certificate, Beneficiary Statement and any additional paperwork necessary to process a death claim.

12. FUND: An investment portfolio of an open-end management investment company or unit investment trust in which a subaccount may invest.

13. INDIVIDUAL RETIREMENT ACCOUNT OR ANNUITY ("IRA"): A retirement arrangement meeting the requirements of Section 408 of the Internal Revenue Code.

14. NONQUALIFIED CONTRACT: A retirement arrangement plan other than a qualified plan described under Section 401, 403, 408, 457 or any similar provisions of the Internal Revenue Code.

15. OWNER: The person or persons entitled to exercise all rights under the Contract. In this Contract, "you" means Owner.

16.  PREMIUMS: The money you pay into this Contract.

17. SEPARATE ACCOUNT: This Contract is funded by a separate account of the Company. The separate account has multiple subaccounts, which may invest in shares or units of an underlying Fund. The separate account and the subaccounts currently available with this Contract are identified in the Contract Schedule.

18. SURRENDER VALUE: The amount payable upon surrender of the Contract. It is equal to the Contract Value less Contingent Deferred Sales Charges, if any, and any other charges which are collected upon a full withdrawal.

                                CONTRACT SCHEDULE



MERRILL LYNCH LIFE INSURANCE COMPANY         Contract Number:      [%999999999]
Service Center:                              Contract Date:        [October 1, 2001]
P.O. Box 44222                               Issue Date:           [October 2, 2001]
Jacksonville, FL 32231-4222                  Financial Advisor:
1-800-535-5549                               [JOE BROKER]

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OWNER INFORMATION                             ANNUITANT INFORMATION
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Name: [JOHN Q PUBLIC]                         Name: [JOHN Q PUBLIC]

Age: [70]                                     Age: [70]        Sex: [M]
Co-Owner: [JOAN Q PUBLIC]                     Co-Annuitant:

Co-Owner Age: [68]                            Age:             Sex:
Address: [777 LUCKY STREET]                   Annuity Date:    [January 1, 2020]
         [ANYWHERE, USA 77777]



Maximum Owner Age: 80                         Maximum Annuitant Age: 80
                                              Maximum Annuitization Age: 95


Beneficiary: [SURVIVING SPOUSE]






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CONTRACT INFORMATION
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CONTRACT TYPE: FLEXIBLE PREMIUM INDIVIDUAL VARIABLE ANNUITY
MINIMUM ADDITIONAL PREMIUM: $50

SEPARATE ACCOUNT: The Merrill Lynch Life Variable Annuity Separate Account C
   (The "Separate Account")
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FEES AND CHARGES
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ASSET-BASED INSURANCE CHARGE: 1.85%
TRANSFER CHARGE: We reserve the right to charge $25 for each transfer during a
   Contract Year in excess of 12.
CONTRACT FEE: $50 at the end of each Contract Year (and on full withdrawal) if the greater of premiums less withdrawals or Contract Value is less than $75,000.
[ADDITIONAL DEATH BENEFIT CHARGE: (Estate Enhancer Charge) 0.25% Calculated and
   deducted on each contract anniversary by multiplying the Additional Death Benefit Charge by the average of the Contract Values at the end of each of the prior four contract quarters. A pro-rata amount of the Additional Death Benefit Charge is collected upon surrender, annuitization, termination of the Rider or death between contract anniversaries, based on the average of the Contract Values on the prior Anniversary and at the end of each contract quarter since that anniversary.]
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CONTRACT VALUE CREDIT
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Contract Value Credits will be added to the Contract on the last business day of each calendar quarter and upon surrender, annuitization or receipt of Due Proof of Death. The amount added to the Contract will be the sum of the Contract Value Credits determined for each month within that calendar quarter, as described below.

Contract Value Credits will be determined on the last business day of each month or upon termination as follows:

        (a) Determine the Contract Value on that date
        (b) Allocate the Contract Value into the tiers shown below
        (c) Multiply the amount in each tier by the corresponding annual credit percentage
        (d) Sum the results of each tier
        (e) Multiply by the number of days in the month that the Contract was in-force (excluding the Contract Date)
        (f) Divide by 365

        CONTRACT VALUE TIER                                    ANNUAL CREDIT
                                                               PERCENTAGE
        Less than $250,000                                     0.00%
        Next $250,000                                          0.20%
        Next $250,000                                          0.30%
        Next $250,000                                          0.40%
        Next $1,000,000                                        0.50%
        Next $3,000,000                                        0.65%
        Excess over $5,000,000                                 0.75%

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FUND ALLOCATIONS
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MAXIMUM NUMBER OF SUBACCOUNTS: [18]
INITIAL PREMIUM: $75,000.00. For the first 14 days following the Contract Date all premiums will be allocated to the Domestic Money Market Subaccount. SUBACCOUNTS AND ALLOCATION AFTER 14 DAYS FOLLOWING THE CONTRACT DATE:

[100%] [Fund Name]                 [100%]  [Fund Name]                [100%] [Fund Name]
[100%] [Fund Name]                 [100%]  [Fund Name]                [100%] [Fund Name]
[100%] [Fund Name]                 [100%]  [Fund Name]                [100%] [Fund Name]
[100%] [Fund Name]                 [100%]  [Fund Name]                [100%] [Fund Name]
[100%] [Fund Name]                 [100%]  [Fund Name]                [100%] [Fund Name]
[100%] [Fund Name]                 [100%]  [Fund Name]                [100%] [Fund Name]
[100%] [Fund Name]                 [100%]  [Fund Name]                [100%] [Fund Name]
                                                                      100%   TOTAL

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WITHDRAWALS
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MINIMUM WITHDRAWAL AMOUNT: $100
MINIMUM REMAINING CONTRACT VALUE AFTER WITHDRAWAL: $5,000
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TRANSFERS
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MINIMUM TRANSFER AMOUNT:  $100
MAXIMUM NUMBER OF TRANSFERS WITHOUT TRANSFER CHARGE:  12 Per Contract Year
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GUARANTEED MINIMUM DEATH BENEFIT
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[Maximum Anniversary Value - OR - Premiums Compounded at 5% - OR - Return of Premium]
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[[ DEATH BENEFIT ENHANCEMENT RIDER
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BENEFIT AMOUNT: Determined on the date we calculate the amount of the death benefit payable under the Base Contract and is the lesser of:
   (a)  [30% - OR - 45%] of the Base Amount(1), or
   (b) [30% - OR - 45%] of the (Contract Value less the Base Amount)(1), but not less than 0.

MAXIMUM OWNER AGE: Attained Age 75

(1) The Base Amount is equal to premiums paid into the Contract less "adjusted withdrawals." Each "adjusted withdrawal" is equal to the portion of the withdrawal which is considered "premium." In (a), the Base Amount is reduced by any premiums paid within one year prior to any Owner's date of death and between date of death and notification of death.]]





                                      -3C-

                              1. GENERAL PROVISIONS

1.1 BENEFICIARY: The beneficiary is shown in the Contract Schedule. You may change the beneficiary while you are alive.

        You may name a beneficiary irrevocably. If you do so, you can later change the beneficiary only with the beneficiary's written consent.

        If a beneficiary does not survive you, the estate or heirs of such beneficiary have no rights under this Contract. However, if a beneficiary survives you but dies before the Contract Value is distributed, the estate or heirs of such beneficiary are entitled to the death benefit that would otherwise have been paid to such beneficiary. If no beneficiary survives you, payment of the death benefit will be made to your estate.

1.2 OWNERSHIP OF CONTRACT: Unless another Owner is named by the purchaser, the purchaser is the Owner. Upon notice to us you may assign the Contract to a new Owner. The assignment terminates all prior beneficiary designations. When the Contract is issued or the Owner is changed, the age of the Owner (or older co-owner or Annuitant, if applicable) must be less than the Maximum Owner Age shown in the Contract Schedule.

        Only spouses may be co-owners. The beneficiary of the co-owner spouses must be the surviving spouse. Ownership rights must be exercised by the co-owners jointly. Co-owners are deemed to be joint tenants with right of survivorship unless they indicate otherwise.

1.3 ANNUITANT: When an annuity option is elected, the amount payable as of the Annuity Date is based on the age (and sex, where permissible) of the Annuitant, the annuity option selected, and the Contract Value.

        The Annuitant may be changed at any time prior to the Annuity Date. A change of Annuitant by a non-natural owner will be treated as the death of an Owner. When the Contract is issued or a new Annuitant is named, the age of the Annuitant (or the older joint annuitant, if applicable) must be less than the Maximum Annuitant Age shown in the Contract Schedule.

1.4 NOTICES, CHANGES AND CHOICES: To be effective, all notices, changes and choices you may make under this Contract must be in writing, signed and received by us at our Service Center, except that transfers and premium allocations may be made by telephone by you or your representative if authorized by you in writing. If acceptable to us, notices, changes, and choices relating to beneficiaries, ownership, Annuitants, and Annuity Date will take effect as of the date signed unless we have already acted in reliance on the prior status. We are not responsible for their validity.

1.5 RESTRICTIONS ON IRAS: If this Contract is issued as or as part of an IRA or 403(b) Contract, it may not be assigned, pledged, or transferred unless permitted by law.

1.6 MISSTATEMENT OF AGE OR SEX: If the age of the Owner (or co-owner, if applicable) is misstated, any death benefit payable under this Contract will be adjusted to reflect the correct age.

        If the age or sex of the Annuitant (or co-annuitant, if applicable) is misstated, annuity payments will be adjusted to reflect the correct age(s) and sex(es). Any amount we have overpaid as a result of such misstatement will be deducted from the next payments made by us under this Contract. Interest on the overpayment will be charged at the rate of 6% per year. Any amount we have underpaid will be paid in full with the next payment made by us under this Contract. We will pay interest on the underpayment at the rate of 6% per year.

1.7 PROOF OF AGE, SEX, OR SURVIVAL: We may require satisfactory proof of age, sex, or survival of any person on whose continued life any payment under this Contract depends.

1.8     INCONTESTABILITY: We will not contest this Contract.

1.9 THE CONTRACT: This Contract, and any endorsements or riders are the entire Contract. It is issued in consideration of the payment of the Initial Premium.

        Only our President, a Vice President, Secretary, or Assistant Secretary may change the Contract. Any change must be in writing.

        At any time we may make such changes in this Contract as required to make it conform with any law, regulation, or ruling issued by a government agency.

1.10 NONPARTICIPATING: This Contract is nonparticipating. It does not share in our surplus.

1.11    DATES: Contract years and anniversaries are measured from the Contract
        Date.

1.12 CONTRACT PAYMENTS: All sums payable to or by us are payable at our Service Center. We may require return of this Contract prior to making payment. Paid-up annuity benefits, Contract withdrawal values and death benefits will not be less than the minimum required by the laws of the state in which the Contract is delivered.

1.13 PROTECTION OF PROCEEDS: Payments under this Contract may not be assigned by the payee prior to their due dates. To the extent allowed by law, payments are not subject to legal process for debts of a payee.

1.14 PERIODIC REPORTS: At least once a year prior to the Annuity Date we will furnish you with a report for your Contract. It will show the current number of Accumulation Units, the value per Accumulation Unit and the Contract Value.

1.15 PAYMENTS UNDER THE CONTRACT: Payment generally will be made within seven days of our receipt of a completed request, but we may defer payment if:

        (a)     The New York Stock Exchange is closed;

        (b)     Trading on the New York Stock Exchange is restricted;

        (c) An emergency exists such that it is not reasonably practical to dispose of securities in the Separate Account or to determine the value of its assets;

        (d) The Securities and Exchange Commission by order so permits for the protection of security holders; or

        (e) Payment is derived from a check used to pay a Premium which has not cleared through the banking system.

        Conditions (b), (c) and (d) will be decided by or in accordance with rules of the Securities and Exchange Commission. Transfers also may be deferred upon the occurrence of any of the events described above.

1.16 TAX QUALIFICATION: This Contract is intended to qualify as an annuity contract for federal income tax purposes. To that end, the provisions of this Contract are to be interpreted to ensure or maintain such tax qualification, notwithstanding any other provision to the contrary. Distributions under this Contract shall be made in a time and manner necessary to maintain such qualification under the applicable provisions of the Internal Revenue Code including, in the case of an owner who is a non-natural person, the requirement to distribute the entire interest in the

        Contract upon any change of the Annuitant. For this purpose, the entire interest in the Contract is the Contract Value less any applicable charges. We reserve the right to amend this Contract to reflect any clarifications that may be needed or are appropriate to maintain such qualification or to conform this Contract to any applicable changes in the tax qualification requirements.

                                   2. PREMIUMS

2.1 ADDITIONAL PREMIUMS: The Minimum Additional Premium is shown on the Contract Schedule. Premiums may be paid at any time prior to the Annuity Date without prior notice to us. We reserve the right to refuse to accept a Premium.

2.2 PREMIUM ALLOCATION: Your Premiums will be allocated to the subaccounts of the Separate Account, as shown in the Contract Schedule. If you do not give us allocation instructions with subsequent Premiums, we will allocate those Premiums according to the allocation instructions last received from you.

                            3. THE SEPARATE ACCOUNT

3.1 THE SEPARATE ACCOUNT: The Separate Account is identified in the Contract Schedule. It is a separate investment account of Merrill Lynch Life Insurance Company. With respect to the Separate Account, income, gains, and losses, whether or not realized, from assets allocated to the Separate Account are credited to or charged against the Separate Account without regard to other income, gains, or losses of the Company. Assets allocated to the Separate Account remain our property but are separate from our general account and any other separate accounts we may have. Separate Account assets, to the extent equal to the Separate Account's reserves and other liabilities, may not be charged with liabilities from any other business we conduct. We reserve the right to transfer any excess to our general account.

3.2 SUBACCOUNTS: Current subaccounts are shown in the Contract Schedule. We reserve the right to limit the number of subaccounts in which you may invest to the number shown in the Contract Schedule.

3.3 CHANGES TO THE SEPARATE ACCOUNT: We may make additional subaccounts available. We reserve the right, subject to obtaining any necessary regulatory approvals, to close or eliminate subaccounts; to substitute a new portfolio for the portfolio in which a subaccount invests; to deregister the Separate Account under the Investment Company Act of 1940 (the "1940 Act"); to make any changes required by the 1940 Act; to operate the Separate Account as a unit investment trust, a managed investment company under the 1940 Act or any other form permitted by law; to transfer all or a portion of the assets of a subaccount or Separate Account to another subaccount or Separate Account pursuant to a combination or otherwise; and to create a new Separate Account.

3.4 NUMBER OF ACCUMULATION UNITS: For each subaccount the number of your Accumulation Units is the sum of:

                Each Premium, transfer or credit allocated to the subaccount
                        Divided by

                The value of an Accumulation Unit for that subaccount for the valuation period in which we received the Premium, processed the transfer or added the credit.

        The number of Accumulation Units will be adjusted for transfers from each subaccount, withdrawals and charges. Adjustments will be made as of the valuation period in which the transaction is effective.

3.5 VALUE OF EACH ACCUMULATION UNIT: For each subaccount, the value of an Accumulation Unit was arbitrarily set at $10 when the subaccount was established. The value may increase or decrease from one valuation period to the next. For any valuation period the value is:

           The value of an Accumulation Unit for the last prior valuation period

                Multiplied by

           The Net Investment Factor for that subaccount for the current valuation period.

3.6 NET INVESTMENT FACTOR: This is an index used to measure the investment performance of a subaccount from one valuation period to the next. For any subaccount, we determine the Net Investment Factor by dividing the value of the assets of the subaccount for that valuation period by the value of the assets of the subaccount for the preceding valuation period. We subtract from that result the daily equivalent of the asset-based insurance charge and the fund management fee, if any, for the valuation period. We also take reinvestment of dividends and capital gains into account when we determine the Net Investment Factor.

        We may adjust the Net Investment Factor to make provision for any change in tax law that requires us to pay tax on earnings in the Separate Account and any charge that may be assessed against the Separate Account for assessments or federal premium taxes or federal, state or local excise, profits or income taxes measured by or attributable to the receipt of Premiums.

3.7 VALUATION PERIOD: This is the interval from one determination of the net asset value of a subaccount to the next. Net asset values are determined as of the close of regular trading on each day the New York Stock Exchange is open.

                       4. CHARGES, DEDUCTIONS AND CREDITS


4.1 CONTRACT FEE: A contract fee may be deducted from the Contract Value on or prior to the Annuity Date. The amount of this fee and circumstances under which it will be imposed are shown in the Contract Schedule.


4.2 ASSET-BASED INSURANCE CHARGE AND FUND MANAGEMENT FEE: The asset-based insurance charge is made to compensate us for our expenses for administration of the Separate Account, for issue and administration of the Contract, for providing a guaranteed minimum death benefit, and our risks. A fund management fee, if any, is made to compensate us for managing the assets of a managed sub-account. The maximum charges equal, on an annual basis, the percentages shown in the Contract Schedule. These charges are deducted daily from the net asset value of the subaccounts.


4.3 CONTINGENT DEFERRED SALES CHARGE: A contingent deferred sales charge may be deducted on withdrawals prior to the Annuity Date. The amount of this charge, if any, and how it is calculated are shown in the Contract Schedule.

4.4 TAXES, FEES AND ASSESSMENTS: Any charges made by us attributable to premium taxes imposed by a state or other government will be deducted at the Annuity Date, except in those jurisdictions that do not allow us to reduce our current taxable premium income by the amount of any withdrawal or death benefit. In those jurisdictions, we will also deduct a charge for those taxes on any withdrawal or death benefit paid under the Contract. We may also deduct a charge for assessments or federal premium taxes or federal, state, or local excise, profits, or income taxes measured by or attributable to the receipt of Premiums. We also reserve the right to deduct from the Separate Account any taxes imposed on the Separate Account.

4.5 PAYMENT OF DEDUCTIONS: The asset-based insurance charge and any fund management fee will be computed and deducted from each subaccount for each day the Contract is in force. The transfer charge described in
        Section 5.1 will be deducted pro rata from the subaccounts from which Contract Value is being transferred. Other applicable charges will be deducted from each subaccount of the Separate Account in the ratio of your interest in each subaccount to your Contract Value. However, if you request a partial withdrawal from specific subaccounts, any Contingent Deferred Sales Charge attributable to such withdrawal will also be deducted from those subaccounts in the same proportion as the withdrawal.

4.6 CONTRACT VALUE CREDIT: A contract value credit may be added to the Contract Value prior to the Annuity Date. The amount of this credit, how it is calculated and circumstances under which it may be added to the Contract Value are shown in the Contract Schedule.

4.7 ADDITION OF CREDITS: Any credits will be added to each subaccount of the Separate Account in the ratio of your interest in each subaccount to your Contract Value.

                                  5. TRANSFERS

5.1 TRANSFERS AMONG SUBACCOUNTS: You may transfer all or part of your Contract Value among the subaccounts. Your request will be processed as of the end of the valuation period during which your request is received in good order. The number of transfers allowed each contract year without charge is shown in the Contract Schedule. We reserve the right to charge for each additional transfer as shown in the Contract Schedule. The minimum amount which may be transferred from any subaccount in any transaction is shown in the Contract Schedule.

        An excessive number of transfers, including short-term "market timing" transfers, may adversely affect the performance of the underlying portfolio in which a subaccount invests. If, in our sole opinion, a pattern of an excessive number of transfers develops for a Contract, we reserve the right not to process a transfer request. We also reserve the right not to process a transfer request when the sale or purchase of shares or units of an underlying portfolio is not reasonably practicable due to actions taken or limitations imposed by the underlying fund.

6.      WITHDRAWALS

6.1 WITHDRAWALS: You may withdraw all or part of your Contract Value. Your request will be processed as of the end of the valuation period during which your request is received in good order. A Contingent Deferred Sales Charge may apply to partial or full withdrawals (see Section 4.3). Notice must be received by us prior to the Annuity Date. The minimum amount of each withdrawal, and the Contract Value that must remain after a withdrawal, are shown in the Contract Schedule. For a full withdrawal, upon surrender of this Contract to our Service Center we will pay you the Surrender Value.

6.2 PAYMENT OF WITHDRAWALS: Unless you notify us otherwise, partial withdrawals will be deducted from each subaccount in the ratio of your Contract Value in each subaccount to the Contract Value. Withdrawals will be based on values for the valuation period in which the notice (and Contract if required) is received at our Service Center.

                              7. PAYMENT AT DEATH

                               7.1 DEATH OF OWNER
                  (including an Annuitant who is also an Owner)

7.1.1 DEATH PRIOR TO ANNUITY DATE: If an Owner dies prior to the Annuity Date, we will pay the beneficiary the death benefit specified below in a lump sum or, if requested, under an Annuity Option under Section 7.1.3. If the Owner is a non-natural person, then the Annuitant, rather than the Owner will be used to determine the death benefit. The death benefit is determined as of the date we receive Due Proof of Death of the Owner at our Service Center.

        The death benefit is equal to the greater of:

        (i) the premiums paid into the Contract less "adjusted" withdrawals from the Contract;

        or

        (ii)    the Contract Value.

        Each "adjusted" withdrawal equals the amount withdrawn multiplied by (i) divided by (ii) (both determined immediately prior to the withdrawal).

        If we have not received the beneficiary's instructions for making payment within 60 days following our receipt of the Owner's certified death certificate, Due Proof of Death will be deemed to have been received by us on the 60th day, and payment will be made in a lump sum.

7.1.2 CONTRACT CONTINUATION OPTION: If the surviving spouse of the deceased Owner is the beneficiary, such spouse may choose to continue this Contract. The spouse shall become the "new" owner and the beneficiary until a new beneficiary is named. If the death benefit which would have been paid to the surviving spouse is greater than the Contract Value as of the date we determine the death benefit, we will increase the Contract Value of the continued Contract to equal the death benefit we would have paid to the surviving spouse. Your interest in each subaccount will be increased by the ratio of your Contract Value in each subaccount to your Contract Value.

7.1.3 ANNUITY OPTION: If the beneficiary is the surviving spouse of the deceased Owner, he or she may choose to receive payments under any of the Annuity Options of this Contract. For any other beneficiary, only those options are available that provide for full payment of such Owner's interest in the Contract:

        (a)     Within five years of the date of such Owner's death;


        (b)     Over the lifetime of such beneficiary of this Contract; or

        (c) Over a period that does not exceed the life expectancy, as defined by Internal Revenue Service regulations, of such beneficiary of this Contract.

        Subparagraphs (b) and (c) apply only to individuals, and such payments must start within one year of the date of such Owner's death. For IRAs, any annuity option chosen must meet the requirements of the Internal Revenue Code.

7.1.4   DEATH AFTER ANNUITY DATE: See Section 9.9

                   7.2 DEATH OF ANNUITANT WHO IS NOT AN OWNER

7.2.1 If the Annuitant dies prior to the Annuity Date and the Annuitant is not an Owner, the Owner, provided the Owner is a natural person, may designate a new Annuitant. If one is not designated, the Owner will become the Annuitant. If the Owner is a non-natural person, the death of the Annuitant shall be treated as the death of an Owner.

                              8. ANNUITY PROVISIONS

8.1 ANNUITY DATE: The Annuity Date may be no earlier than the first Contract Anniversary nor any later than the date the Annuitant would reach the Maximum Annuitization Age shown in the Contract Schedule. If you have not chosen an Annuity Date, it will be the date the Annuitant would reach the Maximum Annuitization Age shown in the Contract Schedule. For an IRA, if you have not chosen an Annuity Date, it will be the date the Annuitant reaches age 70 1/2. You may change the Annuity Date prior to the Annuity Date.

8.2 AMOUNT OF ANNUITY PAYMENTS: Charges made by us for premium taxes will be deducted from your Contract Value at the Annuity Date. The remaining value will be transferred to our general account and applied to the Annuity Option you select, at our then current annuity purchase rates, which will be furnished on request. They will not be less favorable than those shown in the annuity tables in this Contract. The tables show the minimum guaranteed amount of each monthly payment for each $1,000 so applied, according to the sex (where permissible) and age at the Annuity Date of the Annuitant.

8.3     ANNUITY OPTIONS: If you have not chosen an Annuity Option described in
        Section 9, Option 4 will apply with a 10-year guarantee period. You may change options prior to the Annuity Date. An option not set forth in the Contract may be chosen if acceptable to us.

8.4 MINIMUM ANNUITY PAYMENT: If the Contract Value to be applied at the Annuity Date is less than $5,000, we may pay such amount in a lump sum. If any payment would be less than $50, we may change the frequency so payments are at least $50 each.

                               9. ANNUITY OPTIONS

9.1 OPTION 1 - PAYMENTS OF A FIXED AMOUNT: Equal payments in the amount chosen will be made until the amount of your Contract Value transferred to our general account adjusted for interest credited is exhausted. The term over which such payments are made must be at least five years.

9.2 OPTION 2 - PAYMENTS FOR A FIXED PERIOD: Payments will be made for the period chosen. The period must be at least 5 years.

9.3 OPTION 3 - LIFE ANNUITY: Payments will be made for the life of the Annuitant. Payments will cease with the last payment due prior to the Annuitant's death.

9.4     OPTION 4 - LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 5, 10, 15 OR 20
        YEARS: Payments will be made for the guaranteed period chosen (5, 10, 15 or 20 years) and as long thereafter as the Annuitant lives.

9.5     OPTION 5 - LIFE ANNUITY WITH GUARANTEED RETURN OF CONTRACT VALUE:
        Payments will be made until the sum of the annuity payments equals the amount of your Contract Value transferred to our general account at the Annuity Date, and as long thereafter as the Annuitant lives.

9.6 OPTION 6 - JOINT AND SURVIVOR LIFE ANNUITY: Payments will be made during the lifetimes of the Annuitant and a designated second person. The amount of such payments will not change by reason of the first death of a joint Annuitant.

9.7 OPTION 7 - JOINT AND SURVIVOR LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 5, 10, 15 OR 20 YEARS: Payments will be made for the guaranteed period chosen (5, 10, 15 or 20 years) and as long thereafter as either of the joint Annuitants lives.

9.8 OPTION 8 - IRA: This option is available only for IRAs. Annuity payments may be based on (a) the life expectancy of the Annuitant, (b) the joint life expectancy of the Annuitant and his or her spouse, or (c) the life expectancy of the surviving spouse if the Annuitant dies before the Annuity Date. Payments will be made annually. Each annual payment will be equal to the remaining value on that January 1, divided by the applicable current life expectancy, as defined by Internal Revenue Service regulations. Each subsequent payment will be made on the anniversary of the Annuity Date. Interest will be credited at our current rate for this option. On the death of the measuring life or lives prior to full distribution of the remaining value, the remaining value will be paid to the beneficiary in a lump sum.

9.9 DEATH OF ANNUITANT: On the death of an Annuitant who is not an Owner while guaranteed amounts remain unpaid under options 1, 2, 4, 5 or 7, the Owner may choose either:

        (a)     To have payments continue for the amount or period guaranteed;
                or

        (b) To receive the present value of the remaining guaranteed payments in a lump sum.

        If an Owner who is also the Annuitant dies while guaranteed amounts remain unpaid, the present value may be paid in a lump sum to the beneficiary, if the beneficiary so elects.

        Present values will be computed at the interest rate that was used to compute the amount of the initial annuity payment.

9.10 PAYMENT: Except for Option 8, monthly payments will be made beginning on the Annuity Date, but prior to the Annuity Date you may choose a less frequent payment interval. The amount of each payment on an annual, semiannual, or quarterly basis will not be less than the monthly payment computed from the annuity tables in this Contract multiplied by the appropriate factor.

                            10. ANNUITY OPTION TABLES

        The following tables are based on the 1983 Table "a" projected forward to 2000 for Individual Annuity Valuation with interest at 3%.

MINIMUM GUARANTEED MONTHLY ANNUITY PAYMENT FOR EACH $1,000 APPLIED UNDER OPTION

                     OPTION 2 (PAYMENTS FOR A FIXED PERIOD)

-----------------------------------------------------------------------------------------------------------------------------
 YEARS              EACH            YEARS            EACH             YEARS            EACH            YEARS           EACH
PAYABLE            PAYMENT         PAYABLE          PAYMENT          PAYABLE          PAYMENT         PAYABLE         PAYMENT
-----------------------------------------------------------------------------------------------------------------------------
    5               17.91             9              10.53             13              7.71              17            6.23
    6               15.14            10               9.61             14              7.26              18            5.96
    7               13.16            11               8.86             15              6.87              19            5.73
    8               11.68            12               8.24             16              6.53              20            5.51
-----------------------------------------------------------------------------------------------------------------------------

 OPTION 3 (LIFE ANNUITY), OPTION 4 (LIFE ANNUITY WITH 10 OR 20 YEARS GUARANTEED)
               AND OPTION 5 (RETURN OF CONTRACT VALUE GUARANTEED)

-----------------------------------------------------------------------------------------------------------------------
*ADJUSTED   LIFE     10 YEARS    20 YEARS     RETURN OF     *ADJUSTED    LIFE     10 YEARS    20 YEARS     RETURN OF
MALE AGE   ANNUITY  GUARANTEED  GUARANTEED  CONTRACT VALUE  FEMALE AGE  ANNUITY  GUARANTEED  GUARANTEED  CONTRACT VALUE
-----------------------------------------------------------------------------------------------------------------------
    56       4.42      4.37        4.20          4.21           56       4.12       4.10        4.01          4.00
    57       4.51      4.45        4.27          4.28           57       4.20       4.17        4.07          4.06
    58       4.60      4.54        4.33          4.35           58       4.28       4.25        4.13          4.13
    59       4.70      4.63        4.39          4.43           59       4.36       4.33        4.19          4.20
    60       4.80      4.73        4.46          4.51           60       4.45       4.41        4.26          4.27

    61       4.92      4.83        4.52          4.60           61       4.55       4.50        4.33          4.35
    62       5.04      4.93        4.59          4.68           62       4.65       4.59        4.40          4.43
    63       5.17      5.05        4.65          4.78           63       4.76       4.69        4.47          4.52
    64       5.30      5.16        4.72          4.88           64       4.87       4.80        4.54          4.61
    65       5.45      5.29        4.78          4.98           65       5.00       4.91        4.61          4.70

    66       5.61      5.42        4.85          5.09           66       5.13       5.03        4.68          4.80
    67       5.77      5.55        4.91          5.20           67       5.27       5.15        4.76          4.91
    68       5.95      5.69        4.97          5.32           68       5.42       5.29        4.83          5.02
    69       6.14      5.84        5.03          5.45           69       5.58       5.42        4.90          5.14
    70       6.34      5.99        5.08          5.58           70       5.75       5.57        4.97          5.27

    71       6.55      6.14        5.13          5.72           71       5.94       5.73        5.03          5.40
    72       6.78      6.30        5.18          5.86           72       6.14       5.89        5.09          5.54
    73       7.02      6.46        5.23          6.02           73       6.36       6.06        5.15          5.69
    74       7.28      6.63        5.27          6.18           74       6.60       6.23        5.21          5.85
    75       7.55      6.80        5.31          6.34           75       6.86       6.42        5.25          6.02

    76       7.84      6.97        5.34          6.52           76       7.13       6.61        5.30          6.20
    77       8.16      7.15        5.37          6.71           77       7.43       6.80        5.34          6.39
    78       8.49      7.32        5.40          6.90           78       7.75       7.00        5.37          6.59
    79       8.85      7.50        5.42          7.11           79       8.10       7.20        5.40          6.80
    80       9.24      7.67        5.44          7.32           80       8.47       7.40        5.43          7.02

    81       9.65      7.84        5.46          7.55           81       8.87       7.60        5.45          7.26
    82       10.09     8.01        5.47          7.79           82       9.31       7.79        5.47          7.51
    83       10.55     8.17        5.49          8.04           83       9.79       7.99        5.48          7.77
    84       11.05     8.32        5.49          8.31           84       10.31      8.17        5.49          8.05
    85       11.58     8.47        5.50          8.59           85       10.87      8.35        5.50          8.36
-----------------------------------------------------------------------------------------------------------------------

                   OPTION 6 (JOINT AND SURVIVOR LIFE ANNUITY)

--------------------------------------------------------------------------------------------------------------
*ADJUSTED                                     *ADJUSTED MALE AGE                                     *ADJUSTED
 FEMALE     --------------------------------------------------------------------------------------     FEMALE
   AGE         50         55         60         65           70         75        80         85         AGE
--------------------------------------------------------------------------------------------------------------
    50        3.46       3.54       3.60       3.65         3.69       3.71      3.72       3.73         50
    55        3.58       3.70       3.80       3.88         3.94       3.98      4.01       4.03         55
    60        3.68       3.85       4.00       4.13         4.24       4.32      4.37       4.40         60
    65        3.77       3.98       4.20       4.40         4.59       4.73      4.83       4.90         65

    70        3.84       4.09       4.38       4.67         4.96       5.21      5.41       5.55         70
    75        3.89       4.18       4.52       4.92         5.34       5.74      6.10       6.38         75
    80        3.92       4.24       4.63       5.11         5.67       6.26      6.85       7.37         80
    85        3.95       4.28       4.71       5.25         5.93       6.72      7.58       8.45         85
--------------------------------------------------------------------------------------------------------------

 Information for ages or Annuity Options not shown will be furnished on request.

*"Adjusted Age" is the actual age on the Annuity Date reduced by one year for each 10 full years between January 1, 2000 and the Annuity Date. For example:

        ---------------------------------------------------------------
        ANNUITY DATE                   ADJUSTED AGE
        ---------------------------------------------------------------
        Before 2010                    Actual Age
        ---------------------------------------------------------------
        2010 to 2019                   Subtract 1 year from actual age
        ---------------------------------------------------------------
        2020 to 2029                   Subtract 2 years from actual age
        ---------------------------------------------------------------
        2030 to 2039                   Subtract 3 years from actual age
        ---------------------------------------------------------------
        2040 to 2049                   Subtract 4 years from actual age
        ---------------------------------------------------------------

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